EXHIBIT 4.3

                                                                  March 29, 2007

          TERMS AND CONDITIONS OF THE NOKIA PERFORMANCE SHARE PLAN 2007


1.    PURPOSE AND SCOPE OF THE PLAN

            The purpose of the Nokia Performance Share Plan 2007 is to retain Nokia employees on a long-term basis, to promote employee's long-term commitment, and to compensate them for performance measured on a long-term basis. To accomplish these objectives Nokia may grant eligible Nokia Group employees Nokia Shares under this Plan.

            The Plan is tied directly to the performance of Nokia Group. For the purposes of this Plan, performance is measured through growth and profitability. The compensation to the employees under the Plan becomes payable and the financial benefits of the Plan materialize only if the pre-determined performance levels, measured by Average Annual Net Sales Growth and EPS, are achieved by the end of the Performance Period.

            Under the Plan a maximum of 3 000 000 Performance Shares may be granted, which may result in the settlement of 12 000 000 Shares in the maximum. The Board determines the general guidelines under the Plan and approves the grants of Performance Shares to eligible employees within its authorities. Grants of Performance Shares under these terms and conditions may be made between January 1, 2007 and December 31, 2007, inclusive.

2.    DEFINITIONS

            AVERAGE ANNUAL NET SALES GROWTH: Average Annual Net Sales Growth is an average of the annual net sales growth rates in the consolidated financial accounts for Nokia Group (IFRS) during the Performance Period.

            BOARD: Board of Directors of Nokia Corporation.

            EPS: Earnings per share (basic, reported) in the consolidated financial accounts for Nokia Group (IFRS).

            GRANT AMOUNT: The number of Performance Shares granted to a Participant. One half of the Grant Amount is the Threshold Number tied to EPS, and the other half is the Threshold Number tied to Average Annual Net Sales Growth. Grant Amount equals the total of the two Threshold Numbers.

            NOKIA: Nokia Corporation.



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            MAXIMUM NUMBER: The number of Performance  Shares to be settled,  if the maximum performance is achieved with respect to each of the performance criteria separately as defined under paragraph 4.2. The Maximum Number equals four times the Grant Amount. One half of the Maximum Number is tied to EPS and one half of the Maximum Number is tied to Average Annual Net Sales Growth.

            PARTICIPANT: Employee of Nokia Group who has received a grant of Performance Shares under the Plan.

            PERFORMANCE SHARE/SHARES: The Grant Amount consists of Performance Shares. Each Performance Share represents a right to receive certain number of Shares or its cash equivalent upon settlement, subject to the fulfillment of the conditions under paragraph 4, and provided that no other restriction related to these terms and conditions is applicable.

            PERFORMANCE PERIOD: The three fiscal years starting on January 1, 2007 and ending on December 31, 2009.

            PLAN: Performance Share Plan 2007 of Nokia.

            SETTLEMENT DATE: A banking day in Helsinki,  Finland falling as soon
            as  practicable  after  the  end  of  the  Performance   Period,  as
            determined by Nokia.

            SHARE/SHARES: Nokia ordinary shares. What is said about Shares under these terms and conditions, shall apply (as applicable) to their cash equivalent used for settlement.

            THRESHOLD NUMBER: The number of Performance Shares to be settled, if the threshold performance is achieved with respect to at least one performance criterion as defined under paragraph 4.2. The Threshold Number equals one half of the Grant Amount. One Threshold Number is tied to EPS, and another is tied to Average Annual Net Sales Growth.

3.    GRANT OF PERFORMANCE SHARES

            At  grant,   each   Participant  will  receive  a  Grant  Amount  of
            Performance Shares. Nokia will notify each Participant of the grant.

            As a precondition for a valid grant, the Participant may be required to give Nokia such authorizations and consents, as Nokia deems necessary in order to administer the Plan.

4.    FINANCIAL PERFORMANCE CRITERIA

4.1   GENERAL PRINCIPLES

            Measurement of Nokia's performance during the Performance Period will be based on the consolidated financial accounts of Nokia Group
            (IFRS)  as of  December  31,



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            2009, compared to the consolidated financial accounts of Nokia Group
            (IFRS) for 2006.

            The two pre-determined financial performance criteria under the Plan are Average Annual Net Sales Growth and EPS. EPS growth is calculated based on compounded annual growth rate over the performance period (2007 - 2009) compared to 2006 EPS. Average Annual Net Sales Growth is calculated as an average of the net sales growth rates for the years 2006 through 2009.

4.2.  THRESHOLD PERFORMANCE AND MAXIMUM PERFORMANCE

            Threshold (i.e. minimum) performance levels and maximum performance levels are defined for each performance criteria as follows:

      (a) Average Annual Net Sales Growth during the Performance Period: 9.5% (threshold) and 20% (maximum); and (b) EPS: EPS of EUR 1.26 (threshold) and EUR 1.86 (maximum) for 2009.

            The number of Performance Shares to be settled, if any, is determined independently with respect to the part of the Grant Amount tied to Average Annual Net Sales Growth and to EPS.

            If the threshold performance for neither of the two performance criteria is reached, no settlement will take place.

            The total number of Performance Shares to be settled, if applicable, may not exceed four times the Grant Amount.

            To the extent the threshold performance level is achieved or exceeded in respect of at least one performance criterion, the number of Performance Shares to be settled will increase from the Threshold Number up to the Maximum Number following a linear scale.

            The following table summarizes each performance criterion:

              ---------------------------------------------------------------------------------------
              PERFORMANCE CRITERION            THRESHOLD       MAXIMUM        POTENTIAL RANGE OF
                                               PERFORMANCE     PERFORMANCE    SETTLEMENT
              ---------------------------------------------------------------------------------------
              EPS for 2009                         EUR 1.26        EUR 1.86   Zero, or
              (basic)                                                         Threshold Number up to
                                                                              4 x Threshold Number
              ---------------------------------------------------------------------------------------
              Average Annual Net Sales growth                                 Zero, or
              during                                   9.5%             20%   Threshold Number up to
              Jan. 1, 2007 - Dec. 31, 2009                                    4 x Threshold Number
              ---------------------------------------------------------------------------------------



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

5.    MEASUREMENT AND CALCULATION OF PAYOUT

            The measurement of Nokia's performance shall be made after the end of the Performance Period. Based on this measurement, the number of Performance Shares to be settled as Shares or the equivalent amount of cash shall be calculated.

            Nokia shall carry out the measurement and calculation in its sole discretion.

            The calculation of the number of Performance Shares to be settled shall not result in fractional Shares. The number of Shares shall be rounded to the nearest whole Share.

6.    SETTLEMENT

            On the Settlement Date, Nokia will complete the settlement by transferring applicable number of Shares, or their equivalent value in cash, to the Participant's book-entry, brokerage or other bank account, as applicable, provided that the Participant has complied with these terms and conditions and performed all necessary actions to enable Nokia to instruct the settlement.

            The Settlement Date cannot be earlier than the first banking day immediately following the day of the announcement of Nokia's annual results for the fiscal year 2009.

            Nokia may, in its sole discretion, use for the settlement of Performance Shares one or more of the following: newly issued Shares, Nokia's own existing Shares (treasury Shares), Shares purchased from the open market, or, in lieu of Shares, cash settlement.

            The participants shall not be entitled to any dividend or have any voting rights or any other shareholder rights until and unless the Shares have been transferred to the Participant.

7.    CHANGES IN EMPLOYMENT

            If the employment of the Participant with Nokia Group terminates prior to the end of the Performance Period by the reason of early retirement, retirement, permanent disability (as defined by Nokia at its sole discretion) or death, the Participant retains the right to settlement. In case of death of the Participant prior to the close of the Performance Period, Nokia has the right to settle the Performance Shares at two times the Grant Amount prior to the end of the Performance Period in the manner and within the timeframe determined by the Board. If made, such special settlement will constitute full and final settlement of that Performance Share grant.

            If the employment of the Participant with Nokia Group terminates prior to the end of the Performance Period for any other reason than those mentioned above, Nokia is entitled to redeem the Performance Share grant from the Participant without consideration, in which case the Participant shall not be entitled to any settlement under these terms and conditions.



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            In cases of  voluntary  and/or  statutory  leave of  absence  of the
            Participant, Nokia has the right to prorate the settlement.

8.    TERMS OF EMPLOYMENT

            The grant or settlement of Performance Shares does not constitute a term or a condition of the Participant's employment contract with Nokia under applicable local laws. The Performance Shares, Shares or their cash equivalent under the Plan do not form a part of the Participant's salary or benefit of any kind.

9.    TAXES AND OTHER OBLIGATIONS

            The Participants are personally responsible for all taxes and social security charges associated with the Performance Shares and Shares. This includes responsibility for any and all tax liabilities in multiple countries, if the participant has resided in more than one country during the Performance Period. The Participants are advised to consult their own financial and tax advisers (at their own expense) before accepting the grant in order to verify their tax position.

            The Participants are also responsible for any potential charges debited by financial institutions in connection with the settlement of the Performance Shares or any subsequent transactions related to the Shares.

            Pursuant to applicable laws, Nokia is or may be required or may deem appropriate to withhold taxes, social security charges or fulfil employment related and other obligations upon grant or settlement of Performance Shares, or when the Shares are disposed of by the Participants. Nokia shall have the right to determine how such collection, withholding or other measures will be arranged or carried out, including but not limited to a settlement of a net amount remaining after the completion of such measures or potential sale of the Shares on behalf of the Participants for the completion of such measures.

10.   BREACH OF THESE TERMS AND CONDITIONS

            The Participant shall comply with these terms and conditions, as well as any instructions given by Nokia regarding the Plan from time to time. If the Participant breaches these terms and conditions and/or any instructions given by Nokia, Nokia may at its discretion, at any time prior to settlement, rescind the grant of Performance Shares.

11.   VALIDITY OF THESE TERMS AND CONDITIONS

            These terms and conditions shall become valid and effective upon the approval by the Board. The Board may at any time amend, modify or terminate these terms and



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            conditions.  The Board may make such a  resolution  in its  absolute discretion at any time.

            Such action by the Board may also, as in each case is determined by the Board affect the Performance Shares that are then outstanding, but not settled.

12.   ADMINISTRATION

            The Plan shall be administered on behalf of Nokia in accordance with the general guidelines approved by the Board. Nokia has the authority to interpret these terms and conditions, approve such other rules and procedures and take such other measures, as it shall deem necessary or appropriate for the administration of the Plan. Such action may also affect the Performance Shares then outstanding, but not settled.

            Nokia has the right to determine the practical manner of administration and settlement of the Performance Shares, including but not limited to the acquisition, issuance, sale, and transfer of the Shares or their cash equivalent to the Participant. Furthermore, Nokia has the right to require from the Participant the submission of such information or contribution that is necessary for the administration and settlement of the Performance Share grants.

13.   GOVERNING LAW AND SETTLEMENT OF DISPUTES

            These terms and conditions are governed by Finnish laws. Disputes arising out of these terms and conditions shall be settled by arbitration in Helsinki, Finland in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce.

14.   PROCESSING OF PERSONAL DATA

            Nokia has the right to transfer globally within Nokia Group and/or to an agent of Nokia Group any of the personal data required for the administration of the Plan and the settlement of the Performance Shares. The data may be administered and processed either by Nokia or an agent authorized by Nokia in the future. The Participant is entitled to request access to data referring to the Participant's person, held by Nokia or its agent and to request amendment or deletion of such data in accordance with applicable laws, statutes or regulations. In order to exercise these rights, the Participant must contact Nokia Group Legal department in Espoo, Finland.



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


               SUPPLEMENT TO THE GRANT OF PERFORMANCE SHARES UNDER
                  THE NOKIA PERFORMANCE SHARE PLAN 2007 IN USA

               Amendments to the Nokia Performance Share Plan 2007

             For purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Nokia Performance Share Plan 2007 ("Plan") is amended, effective as of March 29, 2007, by adding the following "Code Section 409A Schedule" to the Plan.

                          "Code Section 409A Schedule"

            Notwithstanding  anything  in the terms and  conditions  of the Plan
("PLAN RULES") to the contrary, effective as of March 29, 2007, the Plan Rules are amended as set forth in this Code Section 409A Schedule in order to avoid adverse or unintended tax consequences to Participants under Section 409A of the Code, and the applicable rules and regulations thereunder. The provisions of this Code Section 409A Schedule shall apply to granted Performance Shares that are, or could potentially be, subject to Section 409A of the Code, and shall supersede the other Plan Rules to the extent necessary to eliminate inconsistencies  between  this Code  Section  409A  Schedule and such other Plan
Rules.

            1. The Settlement Date shall be the first banking day immediately following the day of the announcement of Nokia's annual results for the fiscal year 2009, or as soon as practicable thereafter.

            2. In cases of voluntary and/or statutory leave of absence of the Participant, the length of which exceeds the threshold determined for the relevant type of leave in the applicable HR policy at the time of the leave, Nokia will prorate and settle the Participant's Performance Shares on the Settlement Date.

            3. In the event that the Participant's employment terminates by reason of retirement, early retirement, or permanent disability prior to the end of the Performance Period, the Participant will retain the right to settlement on the Settlement Date. In the event that a Participant's employment terminates due to death, Nokia will settle the Participant's Performance Shares at two times the Grant Amount at the beginning of the next closest calendar quarter following the date on which Nokia HR has been informed of the Participant's death, or as soon as practicable thereafter.

            4. If any Plan Rule or grant document contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any granted Performance Shares to be subject to taxes, interest or penalties under Section 409A of the Code, Nokia may, in its sole discretion, modify the Plan Rules or grant documents to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest or penalties under
Section 409A of the Code, and (iii) maintain, to the maximum extent practicable, the original intent of the applicable Plan Rule or provision without contravening the provisions of Section 409A of the Code."

                                    * * * * *

            Except as set forth herein, the Nokia Performance Share Plan 2007 remains in full force and effect.



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